FXCM Group Provides Financial Information for Full Year 2016 and Q1 2017

NEW YORK, May 25, 2017 -- FXCM Group, LLC ("FXCM Group" or “FXCM”), a leading international provider of online foreign exchange trading, CFD trading, spread betting and related services, today provided selected financial information regarding its first quarter 2017 and full year 2016 results.

“In the first quarter of this year we were able to generate positive Adjusted EBITDA of $6.7 million in a difficult environment of low volatility,” said Brendan Callan, CEO of FXCM. “This is in large part due to a substantial cost reduction effort that leaves us well positioned for profitability moving forward.”

“With the recently announced sale of our stake in FastMatch, we expect our balance sheet to further improve as we continue to pay down our debt to Leucadia,” continued Callan. “We remain very optimistic about the future of our business.”

FXCM Group, LLC (US Millions) (unaudited)

Selected Income Statement Data

Three months ended March 31, 2017

Total Net Revenues	$ 45.9

Operating Expenses[1]	$ 39.1

Loss from Continuing Operations	($10.4)

Net Loss	($28.2)

Adjusted EBITDA – Continuing Operations[2]	$ 6.7

1 Excludes depreciation & amortization of $5.1 million

2 See reconciliation following

Selected Balance Sheet Data

As at March 31, 2017

Cash and Cash Equivalents	$141.7

Cash and cash equivalents, held for customers	$380.3

Total Assets	$640.6

Credit Agreement to Leucadia	$121.1

Total Members’ Capital	$59.0

For 2016, selected financial information is as follows:

FXCM Group, LLC (US Millions) (unaudited)

Selected Income Statement Data

Twelve months ended December 31, 2016

Total Net Revenues	$235.3

Operating Expenses[1]	$191.2

Income from Continuing Operations	$196.0

Net Income	$128.2

Adjusted EBITDA – Continuing Operations[2]	$ 41.0

1 Excludes depreciation & amortization of $21.6 million

2 See reconciliation following

Selected Balance Sheet Data

As at December 31, 2016

Cash and Cash Equivalents	$198.9

Cash and cash equivalents, held for customers	$428.5

Total Assets	$1,012.2

Credit Agreement to Leucadia	$150.5

Total Members’ Capital	$89.9

Reconciliation of U.S. GAAP Net Income (Loss) to Adjusted EBITDA1 – Continuing Operations

	Three Months	Twelve Months
Unaudited	Ended	Ended
US Millions	March 31, 2017	December 31, 2016

Net (Loss) Income	$(28.2)	$128.2

Adjustments:
Net Loss attributable to non-controlling interests[2]	(9.8)	(57.3)

Loss from discontinued operations, net of tax[3]	27.7	125.2

Income tax (benefit) provision	(0.1)	1.2

Interest on borrowings	11.5	66.1

Loss (gain) on derivative liabilities - Leucadia financing[4]	0.6	(206.8)

Gain on sale of investment[5]		(37.2)

Depreciation and amortization	5.1	21.6

Total Adjustments	35.0	(87.2)

Adjusted EBITDA[1] - Continuing Operations	$6.7	$41.0

1 - Adjusted EBITDA from Continuing Operations is a Non-GAAP measure that is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with U.S. GAAP.

2 – Represents the elimination of the share of net loss allocated among the non-controlling interests to calculate total consolidated net income (loss) from the Company’s operations.

3 – Represents the elimination of the loss attributable to discontinued operations, net of tax, in order to calculate income attributable to continuing operations only.

4 – Represents the elimination of the loss or gain attributable to the derivative liabilities embedded in the Company’s financing agreement with Leucadia, as it is a non-operating, non-cash loss or gain.

5 – Represents the elimination of the gain on sale of investment due to the non-recurring nature of this item.

About FXCM Group, LLC

FXCM is a leading provider of online foreign exchange (FX) trading, CFD trading, spread betting and related services. The company's mission is to provide global traders with access to the world's largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on FX trading and provides trading tools proprietary data and premium resources. FXCM Pro provides retail brokers, small hedge funds and emerging market banks access to wholesale execution and liquidity, while providing high and medium frequency funds access to prime brokerage services via FXCM Prime.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors. Read full disclaimer.

FXCM Group is a holding company of Forex Capital Markets Limited, inclusive of all EU branches (FXCM UK), FXCM Australia Pty. Limited (FXCM AU), and all affiliates of aforementioned firms, or other firms under the FXCM group of companies [collectively "FXCM"].

This press release supersedes a press release previously issued that contained an error.

Jaclyn Sales, 646-432-2463

Vice-President, Corporate Communications

jsales@fxcm.com